Exhibit 23.2

Consent of the Printing and Printing Equipment Industries Association of China

Printing and Printing Equipment Industries Association of China

Authorization Letter

The undersigned, Printing and Printing Equipment Industries Association of China, hereby authorizes Duoyuan Digital Printing Technology Industries (China) Co., Ltd. to refer to and use the following articles or data in documents used in foreign jurisdictions:

1.  Issue No. 3/369 in February 2004;

2.  Supplemental Issue in May 2005, General Issue No. (401);

3.  Issue No. 18/409 in September 2005;

4.  Issue No. 6/422 in March 2006;

5.  Issue No. 6/446 in March 2007; and

6.  All public information available on the website of the Printing and Printing Equipment Industries Association of China:  http://chinaprint.org.cn.

Printing and Printing Equipment Industries Association of China

(Seal)

August 6, 2007